Exhibit 5.1

Codelaw, LLC

1 Washington Mall

Suite 1353

Boston, MA 02108

650–276–3200

www.codelaw.com

May 7, 2024

Netcapital Inc.

1 Lincoln Street

Boston, MA 02111

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Netcapital Inc. (the “Corporation”), a Utah corporation, in connection with the registration of the sale of up to 3,754,105 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Corporation to participants in the Corporation’s 2023 Omnibus Equity Incentive Plan (the “Plan”). The Corporation is filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 (the “Registration Statement”) with respect to the Shares. We have been asked by the Corporation to render this opinion.

This opinion (this “Opinion”) is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined copies of the Articles of Incorporation of the Company, as amended, the Bylaws of the Corporation, the Plan, the Registration Statement, certain resolutions of the Board of Directors of the Corporation and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Corporation and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued to the Plan participants in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the Utah Revised Business Corporation Act and the relevant federal law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ John P. Godbout

John P. Godbout

Member

Codelaw LLC